UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report: March 21, 2011
(Date of earliest event reported)

LTC PROPERTIES, INC.
(Exact name of Registrant as specified in its charter)

Maryland	1-11314	71-0720518
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No)

2829 Townsgate Road, Suite 350 Westlake Village, CA 91361
(Address of principal executive offices)

(805) 981-8655
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

Common Stock Offering

On March 21, 2011, LTC Properties, Inc. (the “Company”) commenced a public offering (the “Offering”) of 3,500,000 shares of its common stock.  The Company also plans to grant the underwriters for the Offering a 30-day option to purchase up to an additional 525,000 shares of common stock.  A copy of the press release announcing the Offering is filed herewith as Exhibit 99.1.

The Company intends to use the net proceeds from the Offering for the redemption of its 8.0% Series F Cumulative Preferred Stock (“Series F Preferred Stock”) and use the remaining net proceeds to pay down amounts outstanding under its unsecured line of credit, to fund acquisitions and for general corporate purposes.  Until such time as the Company redeems such shares, the Company intends to invest the net proceeds from the Offering in short-term, interest-bearing, investment grade securities.

Recent Developments

Subsequent to December 31, 2010, the Company purchased six senior housing properties with 642 skilled nursing beds, 40 assisted living units, 34 independent living units and 19 cottages and patio homes for a total initial purchase price of approximately $52.5 million. One of the transactions is subject to two earn-out payments, not to exceed $11.0 million in total, each contingent upon the properties achieving a stipulated rent coverage ratio. The first earn-out payment could be up to $4.0 million, would be payable on or about October 1, 2011 and is primarily contingent upon the rent coverage ratio subsequent to the impact of Texas Medicaid rates anticipated to be determined in July 2011.  The second earn-out payment could be up to $11.0 million, assuming the first earn-out payment was not made, and would be payable between July 2013 and July 2014.

At December 31, 2010, the Company had $6.9 million of cash on hand, $72.3 million available on its $110.0 million unsecured credit facility, which matures July 17, 2011, and the uncommitted private shelf agreement with affiliates and managed accounts of Prudential Investment Management, Inc. which provides for the possible issuance of up to $50.0 million of senior unsecured fixed-rate term notes during the three-year issuance period.  For additional liquidity, the Company had the ability to access the capital markets through the issuance of $64.6 million of common stock under its equity distribution agreements with KeyBanc Capital Markets Inc. and BMO Capital Markets Corp., acting as sales agents, and through the issuance of debt and/or equity securities under its $276.3 million effective shelf registration statement.  Subsequent to December 31, 2010, the Company repaid $4.2 million and borrowed $49.0 million under its unsecured credit facility for the acquisitions described above.  Subsequent to these acquisitions, the Company had $82.5 million outstanding under the unsecured credit facility and $27.5 million available for borrowing.

On March 17, 2011, the Company received commitment letters from lenders for a four-year $200.0 million unsecured credit facility.  This credit facility is expected to replace the Company’s existing $110.0 million unsecured credit facility (with the opportunity to increase the total capacity to $120.0 million) and matures in July 2011.  The Company expects that amounts outstanding under the new facility would bear interest at an annual rate equal to one-month, two-month, three-month or six-month LIBOR (at the Company’s option) plus a spread depending upon the Company’s leverage ratio.  Based on the Company’s current leverage ratio, pricing under the new facility would be 150 basis points over LIBOR, which is the same as the rate applicable to borrowings under the Company’s existing facility.  The Company anticipates completing documentation within the next 30 days.  The new facility is subject to lender due diligence, definitive documentation and closing requirements, which include amendments to the Company’s existing senior unsecured term notes.  The Company can give no assurances that it will be able to successfully establish this facility on the terms described above or at all.

Dividend Policy

The Company expects to pay dividends on its common stock in amounts determined from time to time by the Company’s board of directors.  Subsequent to the completion of the Offering and the redemption of the Company’s Series F Preferred Stock, the Company expects to maintain its current aggregate dividend payout level of approximately $55.0 million annually (total preferred and common stock dividends on an annual basis), which may result in an increase in the dividend payable per share of the Company’s common stock, depending on the actual number of shares sold in the Offering, the actual public offering price per share, the actual net proceeds received by the Company in the Offering and the amount of preferred stock which is actually redeemed.  The actual amount and timing of distributions, however, are at the sole discretion of the Company’s board of directors.  All distributions will depend on the Company’s earnings, its financial condition and such other factors as the Company’s board of directors deems relevant, and there can be no assurances that the Company will pay future distributions at current levels or at all.

On January 3, 2011, the Company declared a monthly cash dividend of $0.14 per share on its common stock for the months of January, February and March 2011, payable on January 31, February 28 and March 31, 2011, respectively, to stockholders of record on January 21, February 18 and March 23, 2011, respectively.  The Company has also paid cash dividends on its Series F Preferred Stock totaling approximately $1,768,000 year-to-date through the date of this report.  On March 21, 2011, the Company declared quarterly cash dividends of $0.50 per share on its Series F Preferred Stock to stockholders of record on April 1, 2011 and expects to pay these dividends on April 15, 2011. The Company intends to use the proceeds of the Offering to redeem its outstanding Series F Preferred Stock. The Company is required to give 30 days’ notice of redemption prior to redeeming all or part of the Series F Preferred Stock at a redemption price of $25.00 per share plus accrued and unpaid dividends payable up to the redemption date.

The disclosure in this Form 8-K is not an offer to sell, nor a solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. An offering, if any, will be made solely by means of a preliminary prospectus supplement and an accompanying prospectus.

The information in this Item 7.01 is furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, regardless of any general language in such filings.

Item 9.01. — Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

None.

(b) Pro Forma Financial Information

None.

(d) Exhibits.

99.1     Press Release issued March 21, 2011.
99.2     Press Release issued March 21, 2011.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LTC PROPERTIES, INC.

Dated:	March 21, 2011	By:	/s/ WENDY L. SIMPSON
Wendy L. Simpson
CEO & President